EXHIBIT 10.2
TRW Automotive
12001 Tech Center Drive
Livonia, MI 48150
August 25, 2010
Mr. David S. Taylor
The Procter & Gamble Company
One P&G Plaza
C9-413, Box 19
Cincinnati, OH 45202
STRICTLY PRIVATE AND CONFIDENTIAL
Dear David:
This letter confirms the offer for appointment as a member of the Board of Directors of TRW Automotive Holdings Corp. and TRW Automotive Inc. Your term would begin following approval of your nomination by the full Board at its meeting scheduled on November 17th at our headquarters in Livonia, Michigan. The current draft copy of the Board schedule for 2011 is enclosed.
Compensation
Our compensation arrangement for independent directors is as follows:
Annual Cash Retainer: Directors will be paid a cash retainer of $75,000 per year.
Meeting Fees: Directors will be paid a fee of $1,500 per meeting attended.
Expenses: The Company will reimburse you for reasonable out-of-pocket expenses for attendance at Board meetings pursuant to the Company’s Travel Policy.
Annual RSU Grant: You will receive an annual grant of restricted stock units that will add a significant equity-based component to your compensation. The number of such units granted to each independent director in 2009 and 2010 was 3,500 and 4,100, respectively.
Share Ownership Guidelines: The Company’s share ownership guideline for Directors is 8,000 shares. This can be accumulated over a five-year period.
Directors and Officers Insurance
The Company has a Directors and Officers insurance policy in place. A chart explaining this policy is enclosed for your information.

Mr. David S. Taylor

Director Secrecy Agreement.
Because of the sensitivity of the information to which you have or will have access, we ask that you execute a Director Secrecy Agreement similar to the Confidential Information Agreement executed by all Company employees at the time of their employment. A copy is enclosed. Please sign it and send it to Robin Walker-Lee.
David, we think your years of experience at P&G, which has one of the strongest brand portfolios, will enable you to make a strong contribution to the future prosperity of TRW Automotive. We are looking forward to your joining the Board.

Sincerely,
/s/ John C. Plant
John C. Plant
President & Chief Executive Officer

Enclosures